As filed with the Securities and Exchange Commission on August 20, 2026

Registration No. 333-  _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRACK GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0543981
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

200 E. 5th Avenue, Suite 100

Naperville, Illinois 60563

(Address of Principal Executive Offices)

2022 Omnibus Equity Incentive Plan, as amended

(Full title of the plan)

Derek Cassell

Chief Executive Officer

Track Group, Inc.

200 E. 5th Avenue, Suite 100

Naperville, Illinois 60563

(877) 260-2010

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Daniel W. Rumsey, Esq. Disclosure Law Group,
a Professional Corporation
655 West Broadway, Suite 870
San Diego, California 92101
Tel: (619) 272-7050
Fax: (619) 330-2101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Track Group, Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional total of 5,500,000 shares (the “Additional Plan Shares”) of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that may be issued under the Registrant’s 2022 Omnibus Equity Incentive Plan, as amended August 10, 2026 (the “2022 Plan”).

The Additional Plan Shares registered on this Registration Statement, along with the shares of Common Stock registered on the previous Registration Statement on Form S-8 (File No. 333-265025), amount to a total of 6,000,000 shares of registered Common Stock authorized for issuance under the 2022 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional total of 5,500,000 shares of the Registrant’s Common Stock that may be issued as awards under the Company’s 2022 Plan.

The Plan provides for the grant of incentive stock options, non-qualified stock options, shares of our Common Stock, restricted shares of Common Stock, restricted stock units, stock appreciation rights, dividend equivalent rights and other stock-based awards (collectively, “Awards”). Awards, other than incentive stock options, may be granted to the Company’s employees, officers, directors and independent contractors. The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plan as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

Item 2.          Registrant Information and Employee Plan Annual Information.

The Registrant will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Corporate Secretary

Track Group, Inc.

200 E. 5th Avenue Suite 100

Naperville, IL 60563

Tel. (877) 260-2010

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

The following documents, which have been previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference in this Registration Statement:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed with the SEC on December 19, 2025;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2025, filed with the SEC on February 13, 2026;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 8, 2026;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 14, 2026;

●	The Registrant’s Current Report on Form 8-K, filed with the SEC on May 4, 2026; and

●

The description of the Registrant’s Common Stock contained in the Registrant’s registration statement filed under the Exchange Act on Form 10-KSB/A, dated December 19, 1997, and any amendment or report filed for the purpose of further updating such description.

Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities

Not applicable.

Item 5.          Interests of Named Experts and Counsel

Not applicable.

Item 6.          Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our certificate of incorporation (“Charter”), and our bylaws (“Bylaws”) provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

We also expect to enter into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our Amended and Restated Charter and Bylaws. These indemnification agreements will provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.          Exemption from Registration Claimed

Not applicable.

Item 8.          Exhibits

Exhibit No.	Description

5.1	Opinion of Disclosure Law Group, a Professional Corporation.
10.1	Track Group, Inc. 2022 Omnibus Equity Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 24, 2022).
10.2

Amendment No. 1 to the Track Group, Inc. 2022 Omnibus Equity Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Information Statement on Schedule 14C, filed with the SEC on July 20, 2026).

23.1	Consent of Eide Bailly, LLP
23.2	Consent of Disclosure Law Group, a Professional Corporation (included as part of Exhibit 5.1)
107	Filing Fee Table

Item 9.          Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on August 20, 2026.

Track Group, Inc.

By: /s/ Derrek Cassell
Name: Derek Cassell
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Derek Cassell, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Derek Cassell Derek Cassell	Chief Executive Officer and Director (Principal Executive Officer)	August 20, 2026

/s/ James Berg James Berg	Chief Financial Officer (Principal Accounting Officer)	August 20, 2026

/s/ Denver Smith Denver Smith	Chairman of the Board	August 20, 2026

/s/ Kyle Kidd Kyle Kidd	Director	August 20, 2026

/s/ John “Rocky” Sullivan John “Rocky” Sullivan	Director	August 20, 2026

/s/ Jacob Saour Jacob Saour	Director	August 20, 2026

/s/ Matthew Powalski Matthew Powalski	Director	August 20, 2026